                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. __)

Filed by the Registrant  [ x ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
[ x ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       Integrated Silicon Solution, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

          (1)  Title of each class of securities to which transaction applies:

               ___________________________________

          (2)  Aggregate number of securities to which transaction applies:

               ___________________________________
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               _________________________________________________________________

          (4)  Proposed maximum aggregate value of transaction:

               _______________________________________________

          (5)  Total fee paid:

               _________________________________________________________________


[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:_________________________________________

          (2)  Form, Schedule or Registration Statement No.:  _________________
          (3)  Filing Party:___________________________________________________
          (4)  Date Filed:_____________________________________________________

                  [LOGO OF INTEGRATED SILICON SOLUTION, INC.]

                       INTEGRATED SILICON SOLUTION, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 4, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Integrated Silicon Solution, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, February 4, 1997 at 2:00 p.m., local time, at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, for the following purposes:

     1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To ratify the appointment of Ernst & Young, LLP as independent auditors for the Company for the 1997 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 9, 1996 are entitled to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

     In conjunction with this Notice the Company wishes to inform its stockholders that effective January 1, 1997 its corporate mailing address will be 2231 Lawson Lane, Santa Clara, California 95054-3311.

                                    FOR THE BOARD OF DIRECTORS


                                    /s/ Gary L. Fischer
                                    Gary L. Fischer
                                    Secretary

Sunnyvale, California
January 3, 1997

  ----------------------------------------------------------------------------
 |IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED| |TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.|
  ----------------------------------------------------------------------------

                       INTEGRATED SILICON SOLUTION, INC.

                               2231 LAWSON LANE
                      SANTA CLARA, CALIFORNIA 95054-3311
                                (408) 588-0800

                           PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Integrated Silicon Solution, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, February 4, 1997 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California.

     These proxy solicitation materials were mailed on or about January 3, 1997 to all stockholders of record on December 9, 1996.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" OR "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on December 9, 1996 are entitled to notice of the meeting and to vote at the meeting. At the record date, 17,619,739 shares of the Company's Common Stock, $.0001 par value per share, were issued and outstanding and no shares of the Company's Preferred Stock, $.0001 par value per share, were issued and outstanding. As of December 9, 1996, there was no entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals by stockholders of the Company which such stockholders intend to present at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than September 5, 1997 so that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of six (6) directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six (6) nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until the director's successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The six (6) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:


Name of Nominee           Age                Principal Occupation
---------------           ---  -----------------------------------------------------------------------------

Jimmy S. M. Lee.......    41   Chief Executive Officer, President and Director of the Company

Kong-Yeu Han..........    41   Executive Vice President, General Manager, Taiwan and Director of the Company

Diosdado P. Banatao...    50   Chairman of S3 Incorporated



Name of Nominee           Age                Principal Occupation
---------------           ---  -----------------------------------------------------------------------------
Hou-Teng Lee..........    67   Chairman of Fu Sheng Industrial Co., Ltd.

Lip-Bu Tan............    37   General Partner of Walden Group

Chun Win Wong.........    61   Vice Chairman, Wearnes Technology Pte., Ltd.


     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of the Company.

     Jimmy S.M. Lee has served as Chief Executive Officer, President and a director of the Company since he co-founded the Company in October 1988. He has also served as a director of ISSI-Taiwan since September 1990. From 1985 to 1988, Mr. Jimmy Lee was engineering manager at International CMOS Technology, Inc., a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. Prior thereto, Mr. Jimmy Lee was a project manager at Toshiba Semiconductor Corporation and a design engineer at National Semiconductor Corporation. Mr. Jimmy Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University.

     Kong-Yeu Han has served as the Company's Executive Vice President since April 1995, as General Manager, ISSI-Taiwan since September 1990 and as a director of the Company since he co-founded the Company in October 1988. He has also served as a director of ISSI-Taiwan since September 1990. From October 1988 to September 1990, he also served as Vice President, Engineering of the Company. From 1985 to 1988, Mr. Han was design engineering manager at Vitelic Corporation, a semiconductor company, and from 1984 to 1985 he was a staff engineer at Signetics Corporation. From 1980 to 1984, Mr. Han was a senior engineer at Advanced Micro Devices and its subsidiary Monolithic Memories, Inc. ("MMI"), both of which are semiconductor companies. Mr. Han holds an M.S. degree in electrical engineering from the University of California, Santa Barbara and a B.S. degree in electrical engineering from National Taiwan University.

     Diosdado P. Banatao has served as a director of the Company since July 1993. Since January 1992, he has been Chairman of the Board of S3 Incorporated, a semiconductor company that he founded. He also served as President and Chief Executive Officer of S3 from 1989 to January 1992. From 1984 to 1988, Mr. Banatao held various executive level positions at Chips & Technologies, Inc., a semiconductor company that he co-founded, most recently serving as Vice President and General Manager of the Advanced Products Operation. Mr. Banatao holds an M.S. degree in electrical engineering from the Mapua Institute of Technology in the Philippines.

     Hou-Teng Lee has served as a director of the Company since March 1993 and as a director of ISSI-Taiwan since September 1990. Since 1953, he has been Chairman of Fu Sheng Industrial Co., Ltd., the parent company of a diversified business group engaged in the machinery, computer, and sporting goods industries and in investment activities. He has also served as Chairman of Nelson Precision Casting Co., Ltd., Top Business Machine Co., Ltd. and Getmore Precision Co., Ltd., all of which are privately-held manufacturing companies, since 1978, 1980 and 1987, respectively.


     Lip-Bu Tan has served as a director of the Company since March 1990. Mr. Tan was also a director of ISSI-Taiwan from July 1992 until July 1993. Mr. Tan is a General Partner of the Walden Group of venture capital funds and serves as President of International Venture Capital Investment Corporation ("IVCIC").

Mr. Tan holds an M.S. degree in business administration from the University of San Francisco and a B.S. degree from Nanyang University. He has also served as a director of Creative Technology Ltd., a multimedia products company, Eltech Electronics, Ltd., a contract manufacturing company, and Premisys Communications, Inc., a telecommunications company, since 1990, 1988 and 1990, respectively.

     Chun Win Wong has served as a director of the Company since December 1994. Mr. Wong was also a director of the Company from March 1991 to May 1994 and a director of ISSI-Taiwan from March 1991 until July 1993. Since April 1994, Mr. Wong has been Vice Chairman of Wearnes Technology Pte, Ltd. ("Wearnes") and since 1983, he has been Group General Manager of Wearnes Brothers, Limited, Singapore, the parent company of Wearnes, both of which are multinational electronics companies. He was also Managing Director of Wearnes from 1983 to 1994. From 1970 to 1980, Mr. Wong was Chief Executive Officer of Industrial Electronics and Engineers Limited, an electronics company which he founded. Mr. Wong holds a degree in electrical and control engineering from the Royal Melbourne Institution of Technology in Australia and a degree from the Manchester College of Science & Technology in England. He has also served as a director of Advanced Logic Research, Inc. since 1985.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 9, 1996 (i) by each director of the Company, (ii) by the Company's Chief Executive Officer and the two other executive officers of the Company during fiscal 1996 (such officers are collectively referred to as the "Named Executive Officers"), and (iii) by all current directors and executive officers as a group:


                                                                            Beneficial Ownership(1)
                                                                      ---------------------------------
                         Name                                         Number                    Percent
------------------------------------------------------------------   --------                  --------
Jimmy S.M. Lee(1).................................................    475,335                     2.7%

Kong-Yeu Han(2)...................................................    362,040                     2.0

Gary L. Fischer(3)................................................     75,460                     *

Diosdado Banatao(4)...............................................     62,917                     *

Hou-Teng Lee(5)...................................................    197,304                     1.1

Lip-Bu Tan(6).....................................................    188,490                     1.1

Chun Win Wong(7)..................................................    692,170                     3.9

All directors and executive officers as a group (7 persons) (8)...  2,053,716                    11.4

-------------------------------
*         Less than 1%

(1) Includes 96,156 shares issuable upon exercise of options which are exercisable within 60 days of December 9, 1996. Also includes 51,000 shares held by Mr. Lee as custodian for his minor children.

(2) Includes 102,916 shares issuable upon exercise of options which are exercisable within 60 days of December 9, 1996. Also includes 40,000 shares held by Mr. Han as custodian for his minor children.

(3) Includes 70,050 shares issuable upon exercise of options which are exercisable within 60 days of December 9, 1996.

(4) Represents shares issuable upon exercise of options which are exercisable within 60 days of December 9, 1996.

(5) Includes 7,917 shares issuable upon exercise of options held by Hou-Teng Lee which are exercisable within 60 days of December 9, 1996, and 188,750 shares held by Top Business Machine Co., Ltd. Mr. Hou-Teng Lee is Chairman of the Board of such company and may be deemed to be a beneficial owner of such shares.

(6) Includes 5,157 shares issuable upon exercise of options held by Mr. Tan which are exercisable within 60 days of December 9, 1996, and 183,333 shares held by IVCIC. Mr. Tan is President of IVCIC and may be deemed to be a beneficial owner of shares held by such entity.

(7) Includes 4,792 shares issuable upon exercise of options held by Mr. Wong which are exercisable within 60 days of December 9, 1996. Also includes an aggregate of 682,378 shares held by Wearnes Technology Pte. Ltd. and United Wearnes Technology Pte. Ltd. Mr. Wong is the Managing Director of Wearnes and may be deemed to be a beneficial owner of shares held by such entities.

(8) Includes 349,905 shares issuable upon the exercise of options which are exercisable within 60 days of December 9, 1996. See notes 1 through 7 above.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five meetings and took action by written consent one time during fiscal 1996.

     The Audit Committee, consisting of Messrs. Hou-Teng Lee and Wong, held three meetings for fiscal 1996. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors.

     The Compensation Committee, consists of Messrs. Banatao, Tan and Wong, held one meeting for fiscal 1996. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and employee stock purchase plan.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     Each director, except for C. W. Wong, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1996 and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1996 on which such director served.


                           COMPENSATION OF DIRECTORS

     Non-employee directors receive $1,000 for attendance at each Board meeting and are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. In addition, each non-employee director is eligible to participate in the Company's 1995 Director Stock Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director is automatically granted a nonstatutory option to purchase 2,500 shares of Common Stock upon the date upon which such person first becomes a non-employee director. In addition, each director who has been a non-employee director for at least six (6) months will automatically receive a nonstatutory option to purchase 2,500 shares of Common Stock upon such director's annual reelection to the Board by the stockholders. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Plan are subject to cumulative monthly vesting over a twelve
(12) month period commencing at the date of grant. On February 15, 1996, Messrs. Tan, Wong, Hou-Teng Lee and Banatao were each granted an option under the Director Plan to purchase 2,500 shares of Common Stock at an exercise price of $14.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Banatao, Tan and Wong, none of whom has been or is an officer or an employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The members of the Compensation Committee of the board of Directors are Messrs. Banatao, Tan and Wong. All such members are non-employee directors. The Compensation Committee reviews compensation levels of senior management and recommends salaries and other compensation paid to senior management to the Company's Board of Directors for approval.

     Compensation Philosophy.  The Company's executive pay programs are designed
     ------------------------
to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both short and long-term strategic Company goals, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and Company performance. A meaningful portion of each executive's total compensation is intended to be variable and to relate to and be contingent upon Company performance. The Company's compensation philosophy is that cash compensation must be competitive with other semiconductor companies of comparable size in order to help motivate and retain existing staff and provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to remain with the Company to a degree that is critical to the Company's long-term success.

     Components of Executive Compensation.  The three key components of the
     -------------------------------------
Company's senior management compensation program in fiscal 1996 were base salary, short-term incentives, represented by the Company's bonus program, and long-term incentives, represented by the Company's stock option program. The Compensation Committee utilizes an industry recognized independent annual survey of companies to determine whether the Company's senior management compensation is within the competitive range. Base salary is set for each senior manager commensurate with that person's level of responsibility and within the parameters of companies of comparable size within the semiconductor industry. The base salary for the Company's Chief Executive Officer has generally been toward the low end of comparable companies in the annual survey utilized by the Compensation Committee. Accordingly, Mr. Jimmy Lee's base salary was increased by $7,000 to $257,000 in October 1996.

     It is the policy of the Company, and the members of the Committee believe that it is consistent with practices of comparable companies in the industry, that bonus compensation should comprise a meaningful portion of the annual total compensation of senior management. For fiscal 1996, the Board determined annual incentive targets based on Company performance targets compared to fiscal 1995. Due to the declining market conditions in fiscal 1996, no bonuses were approved for the executive officers for fiscal 1996.


     Stock options are generally granted when a senior manager joins the Company and additional options may be granted from time-to-time thereafter. The options granted to each senior manager vest over a four (4)year period. In addition to the stock option program, senior managers are eligible to participate in the Company's 1993 Employee Stock Purchase Plan.

     Other elements of executive compensation include participation in Company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401 (k) plan, and a non-qualified deferred compensation program. The Company does not match annual contributions under the 401 (k) plan at this time.

     The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Company's 1989 Stock Plan (the "Stock Plan") will meet the requirements of being performance-based, the Compensation Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

     Mr. Jimmy Lee receives no other material compensation or benefits not provided to all executive officers.

                                    Compensation Committee of the Board of
                                    --------------------------------------
                                      Directors
                                      ---------

                                    Diosdado P. Banatao
                                    Lip-Bu Tan
                                    Chun Win Wong


                                 PROPOSAL TWO:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young, LLP, independent auditors, to audit the financial statements of the Company for the 1997 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. Ernst & Young, LLP has audited the Company's financial statements since 1990. A representative of Ernst & Young, LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.


     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation received for services rendered to the Company and the Company's subsidiaries in all capacities during the last three fiscal years by (i) the Company's Chief Executive Officer and
(ii) the Company's two other Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                            Long-Term
                                                       Annual Compensation(1)              Compensation
                                           ---------------------------------------------
                                  Fiscal                                   Other Annual       Awards    All Other
                                                                                             -------
Name and Principal Position        Year     Salary      Bonus(2)          Compensation(3)    Options   Compensation
--------------------------------  -----    -------     --------           --------------     -------   ------------

Jimmy S. M. Lee................     1996  $248,205            --                      --       33,000             --
Chief Executive Officer and         1995   179,523      $200,712                      --       25,000             --
President                           1994   141,166        41,166                   3,052           --             --

Kong-Yeu Han...................     1996   219,229             --                 50,307       30,000             --
Executive Vice President and        1995   167,693        184,128                 51,418       25,000             --
General Manager, Taiwan             1994   123,835         42,316                  4,000           --        $10,000(4)

Gary L. Fischer................     1996   170,000             --                     --       12,000             --
Executive Vice President and        1995   142,500        120,000                     --       25,000             --
Chief Financial Officer             1994   120,062         18,000                     --       10,000             --

------------------------------------
(1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer.

(2) Includes bonus awards earned for performance in the fiscal year noted even though such amounts are payable in subsequent years. Excludes bonus awards paid in the fiscal year noted but earned in prior years.

(3) For Mr. Jimmy Lee includes $3,052 for accrued but unused vacation in fiscal 1994 and, for Mr. Han, in fiscal 1994, includes $4,000 for housing reimbursement and, in fiscal 1996 and 1995, includes $50,307 and $51,418, respectively, for housing allowance and rent allowance in connection with Mr. Han's relocation to Taiwan.

(4) Represents payment for expenses related to Mr. Han's relocation to Taiwan in fiscal 1994.


                       OPTION GRANTS IN FISCAL YEAR 1996

     The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended September 30, 1996.

                                        Individual Grants(1)
                     -------------------------------------------------------------
                                      % of Total                                          Potential Realizable
                                       Options                                            Value at Annual Rates
                                      Granted to                                             of Stock Price
                                      Employees   Exercise or                                 Appreciation
                     Options          in Fiscal   Base Price    Expiration                 for Option Term(2)
                                                                                       -------------------------
       Name          Granted            Year      Per Share      Date                     5%             10%
------------------   -------          ---------   ----------    ----------             ---------     -----------

Jimmy S.M. Lee....    33,000             2.2%        $26.00     10/13/05                $539,592      $1,367,431

Kong-Yeu Han......    30,000             2.0          26.00     10/13/05                 490,538       1,243,119

Gary L. Fischer...    12,000             0.8          26.00     10/13/05                 196,215         497,248

-------------------------------------
(1) Each of these options was granted pursuant to the Stock Plan and is subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant and, as long as the optionee maintains continuous employment with the Company, vest over a four year period at the rate of one-fourth of the shares on the first anniversary of the date of grant and 1/48th of the remaining shares per month thereafter. On December 6, 1996, each of these options was exchanged for an option with an exercise price of $10.125 per share.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning options exercised by the Named Executive Officers in fiscal 1996, and exercisable and unexercisable stock options held by each of the Named Executive Officers as of September 30, 1996.



                                                                  Fiscal Year-End Option Values
                                              -------------------------------------------------------------------
                                                 Number of Unexercised                   Value of Unexercised
                     Shares                            Options                           In-the-Money Options
                     Acquired on   Value          at Fiscal Year End                     at Fiscal Year End(1)
                                              ------------------------------          ---------------------------
Name                 Exercise      Realized   Exercisable      Unexercisable          Exercisable   Unexercisable
------------------   ----------    --------  ------------      -------------          -----------   -------------

Jimmy S.M. Lee....           --          --        74,843             55,657             $670,492              --

Kong-Yeu Han......           --          --        83,647             51,353              721,736              --

Gary L. Fischer...        10,750   $131,437        56,362             41,688              346,808              --

---------------------------------
(1) The value of an "in the money" option represents the difference between the exercise price of such option and the fair market value of the Company's Common Stock at September 30, 1996, multiplied by the total number of shares subject to the option.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16 (a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1996, all Section 16 filing requirements were met.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index for the period February 3, 1995 (the date of the Company's initial public offering) through September 30, 1996. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Standard & Poor's Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.


                 Feb-95   Mar-95   Apr-95   May-95   Jun-95   Jul-95   Aug-95   Sep-95   Oct-95   Nov-95   Dec-95
ISSI             100.00   122.81   135.09   142.54   183.33   242.11   174.56   130.70   109.87    84.21    58.77
S&P 500          100.00   103.38   106.27   110.13   113.22   116.82   116.78   122.19   121.58   126.57   129.52
S&P Semi. Index  100.00   108.81   129.09   138.98   159.18   168.74   168.79   170.51   172.92   147.68   131.50

                 Jan-96   Feb-96   Mar-96   Apr-96   May-96   Jun-96   Jul-96   Aug-96   Sep-96
ISSI              57.46    47.37    46.59    58.33    52.41    40.35    35.97    31.14    40.13
S&P 500          133.75   134.67   136.46   138.29   141.45   142.56   136.05   138.61   146.95
S&P Semi. Index  124.11   129.06   125.47   147.83   156.24   146.63   142.08   153.31   183.13

                              CERTAIN TRANSACTIONS

     Since fiscal 1993, the Company has utilized Taicera Electronics Corporation, Ltd. ("Taicera"), a Taiwan company, for a portion of its assembly work. Taicera is an affiliate of the Fu Sheng Industrial Group, whose chairman is Hou-Teng Lee. Mr. Hou-Teng Lee is a director of the Company. The total amount of services provided to the Company by Taicera during fiscal 1996 was approximately $1,342,000.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.


                                    THE BOARD OF DIRECTORS


Sunnyvale, California
January 3, 1997

PROXY

                       INTEGRATED SILICON SOLUTION, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints JIMMY S.M. LEE and GARY FISCHER, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Integrated Silicon Solution, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th floor, San Jose, California, on February 4, 1997, at 2:00 p.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof or, if no specification is made, FOR the election of directors, FOR the appointment of Ernst & Young, LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the meeting.

               The directors recommend a FOR vote on each item.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                 Please mark [X]
                                                                  your vote   -
                                                                   as this

                                                     FOR             WITHHOLD
1.  ELECTION OF DIRECTORS                       all nominees        AUTHORITY
                                               listed (except      to vote for -
                                                as withheld)     nominees listed

(Instruction: To withhold authority to vote
 for any individual nominee, strike that
 nominee's name below)
                                                    [_]               [_]

NOMINEES:  Jimmy S.M. Lee       Kong-Yeu Han
           Diosdado P. Banatao  Hou-Teng Lee
           Lip-Bu Tan           Chun Win Wing


                                                FOR     AGAINST      ABSTAIN
2.  Proposal to ratify the appointment of
    Ernst & Young LLP as independant            [_]       [_]          [_]
    auditors for the 1997 fiscal year.

I plan to attend the meeting:                   YES      NO

                                                [_]      [_]


SIGNATURE(S)                                            DATE
            ------------------------------------------       -------------------
            (Signature(s) must be exactly as name(s) appear on this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE